                                                                    EXHIBIT 11.2

                            ALLEGIANCE TELECOM, INC.

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                          Year Ended December 31, 1999

               (In thousands, except share and per share amounts)



                                                    Number of Shares    Percent Outstanding   Equivalent Shares
                                                    ----------------    -------------------   -----------------
Prior to Initial Public Offering
   1997 Common Stock Offering                                    639                 100.00%                639

After Initial Public Offering
   1997 Common Stock Offering                                    639                 100.00%                639
   1998 Common Stock Offering                             15,000,000                 100.00%         15,000,000
   Preferred Stock Converted to Common Stock              60,511,692                 100.00%         60,511,692
   Treasury Shares                                           (37,968)                 84.93%            (32,247)
   1999 Employee Stock Discount
     Purchase Plan Shares Issued                             145,574                  74.28%            108,133
   1999 Common Stock Offering                             21,041,100                  70.07%         14,742,865
   Warrants Exercised                                        560,502                  58.32%            326,873
   Stock Options Exercised                                   200,170                  33.85%             67,757
                                                                                                 --------------
                                                                                                     90,725,712

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                  90,725,712

NET LOSS APPLICABLE TO COMMON STOCK                                                              $     (214,868)

NET LOSS PER SHARE, BASIC AND DILUTED                                                            $        (2.37)
                                                                                                 ==============



                                       E-V